Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-57176

Prospectus Supplement No. 1 to Prospectus dated March 29, 2001
MARTEK BIOSCIENCES CORPORATION

1,599,048 Shares of Common Stock
319,811 Common Stock Purchase Warrants

     You should read this prospectus supplement together with the prospectus dated March 29, 2001, which is to be delivered with this prospectus supplement.

     The table below supplements the information set forth under the caption Selling Stockholders in the Prospectus and, to the extent inconsistent therewith, amends the table appearing under the caption Selling Stockholders in the Prospectus. The Selling Stockholder named below acquired in a transfer from DePFA Investment Bank, Ltd., a Selling Stockholder named in the Prospectus, warrants to purchase 3,937 shares of Martek common stock.

     The following table sets forth the following information with respect to the Selling Stockholder named herein as of September 9, 2003: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock the Selling Stockholder named herein beneficially owned before this offering, including shares obtainable under warrants exercisable within sixty days of September 9, 2003; (iii) the number of shares of common stock and warrants offered through this prospectus by the Selling Stockholder named herein; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder named herein will beneficially own after the Selling Stockholder sells all of the shares and warrants in this offering. The Selling Stockholder named herein has not had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek and based on the number of shares of common stock outstanding as of June 11, 2003, the Selling Stockholder listed herein will not beneficially hold more than 1% of Martek’s common stock following the offering.

Number of
	Shares		Number of	Number of
	Beneficially	Number of	Warrants	Shares
	Owned Before	Shares	Owned and	Beneficially
	the	Offered	Offered	Owned After the
Name of Selling Stockholder	Offering	Hereby (1)	Hereby (1)	Offering

Cornelius Egan	3,937	3,937	3,937	0

(1)	Consists of shares of common stock issuable to such Selling Stockholder upon exercise of warrants currently held and offered hereby by such Selling Stockholder.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 10, 2003